Park City Group Reports Preliminary First Quarter Fiscal 2015 Revenue

Subscription Revenue Growth Substantially Accelerates

Schedules First Quarter 2015 Earnings Conference Call and Webcast

SALT LAKE CITY, Utah. – October 8, 2014 – Park City Group, Inc. (NASDAQ: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today reported that it expects to report subscription revenue for its fiscal first quarter ended September 30, 2014, in the range of a 22% to 24% increase from the prior year.  Randall K. Fields, Chairman and CEO, said, “Our brand promise to help our customers 'Sell More, Stock Less, and See Everything' is clearly resonating, allowing us to generate yet another record in quarterly revenue.  Growth of our core supply chain business, excluding ReposiTrak, experienced a very strong quarter and continues to accelerate.”

The Company plans to release full results for its fiscal 2015 first quarter after the Market closes on Thursday, November 6, 2014.  Randall K. Fields, Chairman and CEO, will host a conference call at 4:15 P.M. Eastern that day to discuss the Company’s results.  Investors and interested parties may participate in the call by dialing (877) 675-3568 and referring to Conference ID: 17913698. The conference call is also being webcast and is available via the investor relations section of the Company’s website, www.parkcitygroup.com.

About Park City Group

Park City Group (NASDAQ: PCYG) is a Software-as-a-Service ("SaaS") provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company's service increases customers' sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers. Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

Jeff Elliott

Three Part Advisors, LLC

972-423-7070